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                                                  EXHIBIT 23.4


                 CONSENT OF FINANCIAL ADVISOR


 We hereby consent to the use in this Registration Statement on Form S-4 of American National Bankshares Inc. of our letter to the Board of Directors of American National Bankshares Inc., included as Appendix IV to the Joint Proxy Statement/Prospectus that is a part of this Registration Statement, and to references to such letter and to our firm in such Joint Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                             SCOTT & STRINGFELLOW, INC.


                                            /s/ Scott & Stringfellow, Inc.
                                            --------------------------------

Danville, Virginia
December 6, 1995